Exhibit 99.1

DATE: Nov. 8, 2012

MEDIA CONTACT:	INVESTOR CONTACT:
Kelly Swan	David Sullivan
(539) 573-4944	(539) 573-9360

Apco Reports Third-Quarter 2012 Results

TULSA, Okla. – Apco Oil and Gas International Inc. (NASDAQ:APAGF) today announced that for the three and nine-month periods ended Sept. 30, 2012, it generated unaudited net income attributable to Apco of $10.2 million and $33.0 million, or $0.35 and $1.12 per share, compared with net income of $6.1 million and $21.9 million for the same periods in 2011.

Net income improved quarter-to-quarter from increased operating revenues due to higher average sales prices and increased volumes and greater equity income from Argentine investment. These benefits were partially offset by greater costs and operating expenses that included increases in production and lifting costs, depreciation and exploration expense, and higher income tax expense.

The increase in net income for the year-to-date period is also due primarily to higher average oil sales prices and increased volumes, greater equity income from Argentine investment, and other income. These improvements over last year were partially offset by higher costs and operating expenses that included an $8.9 million increase in exploration expense compared with the first nine months of 2011. During 2012, Apco incurred significant 3D seismic costs in its Sur Río Deseado property in Argentina and in the Llanos 40 block in Colombia.

The benefits of higher sales prices and greater sales volumes resulted in an increase in operating revenues of $8.8 million for the third quarter and $24.2 million for the year-to-date period compared with the same periods in 2011. The quarter and year-to-date periods also benefited from initial sales revenues from Apco’s Colombian operations.

Total sales volumes applicable to Apco’s consolidated interest on a barrel of oil equivalent (BOE) basis were 10 percent higher than third-quarter 2011 and 4 percent higher than the first nine months of 2011.

Total costs and operating expenses for the quarter and the first nine months increased by $5.3 million and $17.3 million, respectively, primarily the result of higher production and lifting costs, depreciation expense, exploration expense and higher taxes other than income.

The benefits of higher average sales prices and increased volumes also led to greater equity income from Argentine investment for the third quarter and the first nine months of 2012 compared with the same periods in 2011.

“Although the benefit is just starting because production and sales deliveries from Colombia have yet to normalize, we are pleased to see the results of our exploration activities in Colombia generating income during the quarter,” said Ralph Hill, Apco’s chief executive officer.

“We are fortunate to have benefited from higher prices and pleased to have accomplished increased volumes and their contributions to improved operating results,” Hill added.

2012 Capital Program and Operational Update

During the first nine months of 2012, capital expenditures of $43 million were invested primarily in development drilling in Neuquén basin properties and exploration drilling in Colombia.

In Argentina, development drilling in Apco’s core Neuquén basin properties is on schedule, with results in line with expectations.

In Colombia, the company has drilled two exploration wells in the Llanos 32 block. The first of these – the Maniceño 1 well – was put into production in July. At the end of the quarter, the well was producing at a rate of 3,500 barrels of oil per day. A second exploration well in Llanos 32 – the Samaria Norte 1 well – successfully tested oil and is waiting on approval to be put on a long-term production test of the Guadaloupe formation. Apco has a 20 percent working interest in the Llanos 32 block.

In early October, Apco spud its first and only committed well on the Turpial exploration block. Initial log interpretations are favorable, and the well was cased and cemented for testing.

Also in Colombia, Apco completed the acquisition of 305 square kilometers of 3D seismic over the Llanos 40 block during the year. The data processing and interpretation phase is under way, with exploration drilling expected to commence in 2013.

“Our development drilling in our core area in the Neuquén basin continues to produce strong results. We are satisfied with our exploration successes in Colombia and will soon commence exploration drilling in our Sur Río Deseado block in Argentina,” said Thomas Bueno, Apco’s chief operating officer.

“While the political and business environment in Argentina remains challenging, we are hopeful the situation will stabilize and the government will allow companies to focus on investing and finding hydrocarbons,” Bueno added.

Apco Oil and Gas International Inc.

Summary of Earnings

(In Thousands of Dollars Except Per Share Amounts)

	2012	2011
Three months ended Sept. 30
Operating revenue	34,966	26,170
Costs and operating expenses	27,552	22,207
Investment income	6,363	3,961
Net income attributable to Apco	10,231	6,076
Per share	0.35	0.21

	2012	2011
Nine months ended Sept. 30
Operating revenue	98,009	73,829
Costs and operating expenses	75,827	58,491
Investment income	21,864	13,337
Net income attributable to Apco	32,987	21,935
Per share	1.12	0.75

About Apco Oil and Gas International Inc. (NASDAQ: APAGF)

Apco Oil and Gas International Inc. is an international oil and gas exploration and production company with interests in eight oil and gas concessions and two exploration permits in Argentina, and three exploration and production contracts in Colombia. More information is available at www.apcooilandgas.com. Go to http://www.b2i.us/irpass.asp?BzID=1671&to=ea&s=0 to join our e-mail list.

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Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Amounts and nature of future capital expenditures;

•	Volumes of future oil, natural gas, and LPG production;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Estimates of proved gas and oil reserves;

•	Reserve potential;

•	Development drilling potential;

•	Cash flow from operations or results of operations;

•	Seasonality of natural gas demand; and

•	Oil and natural gas prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this announcement. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future oil and natural gas reserves), market demand, volatility of prices, and the availability and cost of capital;

•	Inflation, interest rates, fluctuation in foreign currency exchange rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

•	Costs of, changes in, or the results of laws, government regulations (including climate change regulation and/or potential additional regulation of drilling and completion of wells), environmental liabilities and litigation;

•	Political conditions in Argentina, Colombia and other parts of the world;

•	The failure to renew participation in hydrocarbon concessions granted by the Argentine government on reasonable terms;

•	Risks related to strategy and financing, including restrictions stemming from our loan agreement and the availability and cost of credit;

•	Risks associated with future weather conditions, volcanic activity and earthquakes;

•	Acts of terrorism; and

•	Additional risks described in our filings with the Securities and Exchange Commission (“SEC”).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this announcement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Investors are urged to closely consider the disclosures and risk factors in our most recent annual report on Form 10-K filed with the SEC and our quarterly reports on Form 10-Q available from our offices or from our website at www.apcooilandgas.com.